Exhibit 99.1

PIONEER BANKSHARES, INC.

ANNOUNCES 2010 – 2nd QUARTER EARNINGS

FOR IMMEDIATE RELEASE:

For Inquiries Contact:	Thomas R. Rosazza, President/CEO	(540) 778-2294

Stanley, VA, July 29, 2010 — Pioneer Bankshares, Inc., (OTC Bulletin Board: PNBI.OB) parent company of Pioneer Bank, reported net earnings of $784,000 for the period ending June 30, 2010, as compared to $722,000 for the same period of 2009, which represents an increase of 8.59%. Total earnings per share as of June 30, 2010 were $0.76 compared to $0.71 for the same period last year.

The Company had asset growth of approximately $6.1 million during the first six months of 2010. Investments in securities available for sale increased by approximately $900,000 for the period ending June 30, 2010, as compared to total securities available for sale at December 31, 2009. Investments in interest bearing deposits increased by $4.7 million for the period ending June 30, 2010 and investments in Federal Funds Sold decreased by approximately $1.3 million for the period ending June 30, 2010, as compared to balances as of December 31, 2009.

The Company’s loan portfolio has increased by approximately $3.6 million or 2.89% during the first six months of 2010. The deposit portfolio increased by $3.3 million or 2.53% during the same period, with the majority of this growth being in interest bearing demand deposit accounts. The Company’s capital position remains strong as of June 30, 2010 at $18.4 million, or 11.09% as a percentage of total assets.

The Company’s book value as of June 30, 2010 was $17.83 per share, as compared to a book value of $17.40 per share as of December 31, 2009. This represents an increase of 2.47%. Shareholder dividend payments for the first two quarters of 2010 totaled $0.30 per share compared to $0.29 per share for the same period last year. This represents a year-to-date increase of 3.45% for the company’s shareholders.

Management recognizes that prevailing economic conditions may have the potential to adversely impact the Company’s operational results, including future earnings, liquidity, and capital resources. Management continually monitors economic factors in an effort to promptly identify specific trends that could have a direct material effect on the Company.

Pioneer Bankshares, Inc. is a one-bank holding company headquartered in Page County, Virginia. It owns and operates Pioneer Bank with six banking locations. The Company’s main branch and corporate office is located in Stanley, Virginia, with other branch locations in Shenandoah, Luray, Harrisonburg, Stanardsville, and Charlottesville, Virginia.

Additional financial information for the period ending June 30, 2010 is included below.

PIONEER BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands of Dollars)

	June 30, 2010	December 31 2009
	(Unaudited)	(Audited)
ASSETS

Cash and due from banks	$3,720	$5,252
Interest bearing deposits in banks	11,401	6,724
Federal funds sold	200	1,500
Securities available for sale, at fair value	13,899	12,999
Restricted securities	1,004	788
Loans receivable, net of allowance for loan losses of $2,288 and $1,945 respectively	128,267	124,660
Premises and equipment, net	3,442	3,582
Accrued interest receivable	667	644
Other real estate owned	300	352
Other assets	3,108	3,402

Total Assets	$166,008	$159,903

LIABILITIES

Deposits
Noninterest bearing demand	$25,184	$27,316
Interest bearing
Demand	20,452	17,381
Savings	16,037	15,802
Time deposits over $100,000	29,227	21,934
Other time deposits	44,455	49,581

Total Deposits	135,355	132,014

Accrued expenses and other liabilities	1,248	1,473
Long term debt	11,000	8,500

Total Liabilities	147,603	141,987

STOCKHOLDERS’ EQUITY

Common stock; $.50 par value, authorized 5,000,000, 1,032,418 and 1,029,466 shares outstanding, respectively	516	515
Retained earnings	17,819	17,300
Accumulated other comprehensive loss, net	70	101

Total Stockholders’ Equity	18,405	17,916

Total Liabilities and Stockholders’ Equity	$166,008	$159,903

PIONEER BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands of Dollars, except share and per share data)

(UNAUDITED)

	Six Months Ended June 30,
	2010	2009
Interest and Dividend Income:
Loans including fees	$4,373	$4,320
Interest on securities - taxable	103	243
Interest on securities - nontaxable	70	36
Interest on deposits and federal funds sold	71	103
Dividends	27	12

Total Interest and Dividend Income	4,644	4,714

Interest Expense:
Deposits	889	1,404
Long term debt	49	122

Total Interest Expense	938	1,526

Net Interest Income	3,706	3,188
Provision for loan losses	498	425

Net interest income after provision for loan losses	3,208	2,763

Noninterest Income:
Service charges and fees	429	469
Other income	175	109
Gain (Loss) on security transactions	(54)	133

Total Noninterest Income	550	711

Noninterest Expense:
Salaries and benefits	1,204	1,102
Occupancy expenses	184	177
Equipment expenses	265	293
Other expenses	973	837

Total Noninterest Expenses	2,626	2,409

Income before Income Taxes	1,132	1,065
Income Tax Expense	348	343

Net Income	$784	$722

Per Share Data
Net income, basic and diluted	$0.76	$0.71

Dividends	$0.30	$0.29

Weighted Average Shares Outstanding, Basic and Diluted	1,029,849	1,021,115